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                                                                    EXHIBIT 23.1




                          CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statement of Quickturn Design Systems, Inc. on Form S-3 of our report dated January 16, 1997 on our audits of the consolidated financial statements and financial statement schedules, respectively, of Quickturn Design Systems, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which reports are incorporated by reference and included, respectively, in the Annual Report on Form 10-K of Quickturn Design Systems, Inc. for the year ended December 31, 1996.


We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.



San Jose, California
April 7, 1997









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